UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2023
________________________________________
 Twilio Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-37806	26-2574840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
101 Spear Street, Fifth Floor
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

(415) 390-2337
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	TWLO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	*

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director
On March 27, 2023, Richard Dalzell notified Twilio Inc. (the “Company”) of his decision to not stand for re-election as a member of the Company’s Board of Directors (the “Board”) at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Mr. Dalzell’s decision to not stand for re-election did not result from any disagreements with the Company. Mr. Dalzell will continue to serve as a director and as a member of each committee of the Board to which he is a member until the expiration of his current term at the Annual Meeting.
Appointment of New Director
On March 28, 2023, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Charles Bell to the Board as a Class I director. Mr. Bell will serve until the Annual Meeting or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. The Board will consider Mr. Bell’s assignment to Board committees at a later date. In connection with Mr. Bell’s appointment, the Company temporarily increased the size of the Board from nine to ten members and the size of Class I of the Board to four directors until the Annual Meeting. In connection with the decision of Mr. Dalzell not to stand for re-election, the size of the Board will be automatically decreased to nine directors, with the size of Class I decreased to three directors, effective as of the Annual Meeting.
There is no arrangement or understanding between Mr. Bell and any other persons pursuant to which Mr. Bell was appointed as a director. Furthermore, there are no family relationships between Mr. Bell and any other director or executive officer of the Company and there are no transactions between Mr. Bell and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
Mr. Bell will participate in the Company’s standard non-employee director compensation arrangements. Under the terms of those arrangements, Mr. Bell will receive, among other things: (i) annual compensation for serving on the Board and any applicable committees thereof pursuant to the Company’s non-employee director compensation policy, substantially as described in the Company’s filings with the Securities and Exchange Commission and (ii) an initial grant of restricted stock units with a value of approximately $575,000 that vests annually over three years subject to continued service.
The Company will also enter into a standard form of indemnification agreement with Mr. Bell (the “Indemnification Agreement”). The Indemnification Agreement provides, among other things, that the Company will indemnify Mr. Bell, under the circumstances and to the extent provided therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law, the Company’s certificate of incorporation and bylaws.
The press release announcing Mr. Bell’s appointment as a director of the Company is attached hereto as Exhibit 99.1 and is filed herewith.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Exhibit Description
99.1	Press Release issued by Twilio Inc. dated March 30, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWILIO INC.

March 30, 2023	By:	/s/ Dana R. Wagner
	Name:	Dana R. Wagner
	Title:	Chief Legal Officer, Chief Compliance Officer and Secretary